Exhibit 10.1

LOAN AGREEMENT FOR VAT PAYMENT

This LOAN AGREEMENT (this “Agreement”) is made as of December 11th, 2015 by and between the parties hereinafter:

One side, as “Lender”,

LAKELAND INDUSTRIES, INC. (“Lakeland”), a Company duly organized under the laws of the State of Delaware, United States of America, with its head office located at 3555 Veterans Memorial Hwy, Suite C, Ronkonkoma, NY, 11779-7410, herein represented by its Legal Representative, CHRISTOPHER JAMES RYAN, American citizen, married, executive, Passport number 482515842, domiciled in 136 W. Bayberry Road, Islip, NY, United States of America, ZIP code 11751;

On the other side, as “Debtor”,

LAKE BRASIL INDÚSTRIA E COMÉRCIO DE ROUPAS E EQUIPAMENTOS DE PROTEÇÃO INDIVIDUAL LTDA. (“Qualytextil”), a company duly organized under the laws of Brazil, with its head office located at Rua Luxemburgo, 260, Lotes 82/83 – Bloco O, Loteamento Granjas Rurais, Salvador – BA, Brazil, 41230-130, enrolled before the Brazilian Taxpayers Registry (C.N.P.J./M.F.) under the Number 04.011.170/0001-22, herein represented by its Legal Representative, JACK ANTUNES NEMER (“JNemer”).

R E C I T A L S

WHEREAS, Qualytextil wants to fulfill its debts with the State of Bahia related to the pending VAT tax cases taking financial advantages into the Amnesty that is in place right now (as hereinafter defined).

WHEREAS, Qualytextil acknowledges that it shall be responsible for the payment of any and all liabilities of Qualytextil, but does not have enough cash to pay it right now and Lakeland recognizes that this is a unique chance to pay this with a very significant discount, and no other chance like this may happen for years.

NOW, THEREFORE, the Parties hereby agree to enter into this Agreement upon the following terms and provisions which are mutually agreed and accepted by Parties as follows:

Article I
DEFINITIONS

1.1         Defined Terms

For the purposes of this Agreement, the following terms shall have the following meanings:

“Multiplica” means Multiplica Soluções Empresariais Ltda., a company duly organized under the laws of Brazil, with its head office located at Rua Rego Barros, 570, apt. 104, block D, Bairro Jardim Vila Formosa, CEP 03460-000 and enrolled before the Brazilian Taxpayers Registry (C.N.P.J./M.F.) under the Number 14.782.440/0001-52. Multiplica is a service provider that advises the management of Qualytextil in relation to securing financing in order for Qualytextil to avoid cash flow constraints that are restricting its return to profitability; assistance in negotiation and revision of VAT tax issues; and participating in a Managing Committee to discuss and advise payment of invoices, financing of accounts receivable, factoring and negotiation with suppliers and banks.

“Person” means any individual, corporation, limited liability company, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

Article II
SHARE TRANSFER AGREEMENT

2.1         Valid of the share transfer agreement

The parties agree that this document does not replace or cancel any of the obligations or provisions set forth in the Shares Transfer Agreement executed by and between both parties, as well JNemer and Zap Comércio de Brindes Corporativos Ltda. (“Zap”) , dated June 18th 2015 (the “Shares Transfer Agreement”), except as otherwise herein expressly specified.

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Article III
VAT TAX LIABILITIES

3.1         Brazilian Liabilities

Qualytextil and Lakeland agrees that new amnesty presented now is a unique chance to have VAT tax liabilities paid off with a significant discount, that will impact both sides in reducing their liabilities or contingent liabilities for the future.

After signing the Shares Transfer Agreement, the state of Bahia initiated a substantial number of actions to collect the pending VAT taxes. These actions were coincident with a new amnesty proposal that is quite different from all other previous offered and that represents a large discount (the “Amnesty”).

The Amnesty period runs from November 1ST , 2015 through December 18TH , 2015 and contains the following provisions:

1.	Lump Sum Settlement
a.	85% discount on fines and interest
b.	50% discount on legal fees

2.	Payment in 36 installments
a.	60% discount on fines and interest
b.	50% discount on legal fees

According to table 1 attached, in conformance with the Amnesty provisions, Qualytextil shall pay the VAT taxes in respect of cases Nr. 108880.0301/09-8A and 207140.0010/10-0A with total value of R$ 8,384,012.00 (eight million, Three hundred and eighty four thousand and twelve reais) against a original value of R$ 17,597,930.00 (seventeen million, five hundred and ninety seven thousand and nine hundred and thirty reais) that represents an over 50% discount.

Settlement of the VAT Claims will make R$ 3,395,947.00 (three million, three hundred and ninety five thousand and nine hundred, forty seven reais) in VAT credits available to Qualytextil to be used against future VAT payments of monthly sales volumes.

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Article IV
THE LOAN

4.1         LOAN

Lakeland will provide a non-interest bearing loan to Qualytextil in the amount of R$ 8,584,012.00, (the “Loan”), in accordance with the terms and conditions of this Agreement, to be utilized solely for the full and complete settlement of VAT claims Nr. 108880.0301/09-8A and Nr. 207140.0010/10-0A. The Loan shall be evidenced by a NOTE in the form attached hereto as Exhibit A, which NOTE shall include a provision, among others, relating to Events of Default.

Lakeland will wire the funds, directly into the joint account held by Multiplica and Qualytextil. Upon receiving of the Loan amount, the entire amount of the Loan shall be utilized to pay the VAT tax in accordance with the Lump Sum settlement option described in section 3.1, within the period of the Amnesty described in section 3.1, and Qualytextil shall send written proof of payment to Lakeland within 72 hours after the payment. To assure payment, Eduardo Tavares will hold the bank security token of Qualytextil until payments are concluded. Qualytextil specifically agrees to allow Eduardo Tavares as a representative of Lakeland to direct the payments to pay the VAT tax settlements as described in this Agreement and that Qualytextil will give Eduardo Tavares whatever assistance he may need and not do anything to the contrary.

The full amount will be repaid, as specified in Article IV, considering the items:

1.	R$ 3,395,947.00 (three million, three hundred and ninety five thousand and nine hundred, forty seven reais) of VAT tax credits that this settlement will generate to Qualytextil, and it will pay back to Lakeland in accordance to normal monthly sales volumes as specified hereunder.

2.	R$ 950,000.00 (nive hundred and fifty thousand reais) that is equivalent to US$ 250,000.00 (two hundred and fifty thousand united state dollars) in continuing business incentives provided by Lakeland to Qualytextil in section 2.5 (e) of the Shares Transfer Agreement is hereby waived by Qualytextil as partial payment of the debt.

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3.	R$ 4,238,065.00 (Four million and two hundred thirty eight thousand and sixty five reais), plus the monthly payments described bellow, that will be secured with the PIS/COFINS claim Nr. 2006.33.00.017223-0, as collateral as hereunder specified, which funds will be also utilized to make Loan repayments hereunder:

a)	R$ 3,012,326.00 (three million and twelve thousand and three hundred twenty six reais): Qualytextil is transfering the rights to the judicial deposit on PIS/COFINS claim Nr. 2006.33.00.017223-0 to Lakeland. The current balance of this judicial account is R$ 3,012,326.00, however, Qualytextil will continue to make monthly deposits to the judicial account until the case is ruled upon by the Supreme Court or the deposit is fully funded. No deduction will be made from the Loan amount in respect of this item until actual payment of funds is made to Lakeland. Other than as its use as a judicial deposit, Qualytextil may take no action to give any third party rights to these funds (other than Lakeland) until the Loan is repaid in full.

b)	R$ 1,225,739 (one million and two hundred twenty five thousand and seven hundred thirty nine reais) credits for PIS/COFINS taxes due to Qualytextil, related to the PIS/COFINS claims will be paid to Lakeland on a monthly basis in accordance with monthly sales volume after success of the claim, or after the end of the payment of the VAT credits, as further described elsewhere in this Agreement.

According to the attorney’s opinion dated Dec 4th, 2015 and attached to this document, Qualytextil success chances for this case is considered PROBABLE.

Article V
TRANSFER OF CREDITS

5.1         TRANSFER OF CREDITS

As set forth in Section 4.1.3(a), on the execution of this Agreement, Qualytextil expressly transfers to Lakeland the rights over the existing credits on the judicial account linked to nr. 2006.33.00.017223-0 claim of the PIS/Cofins. This shall be deemed collateral for the Loan until the Loan is repaid in full. To safeguard this treatment as collateral, Qualytextil agrees, within seven days of the date hereof, to file this Agreement and/or such other appropriate documents with Nogueira Reis along with a request to have a co-signer in the case of unfreezing of deposit. Such co-signer shall be chosen by Lakeland, and initially shall be Eduardo Tavares.

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Current balance of this judicial account is R$ 3,012,326.00 (three million and twelve thousand and three hundred twenty six reais).

Qualytextil will continue to make monthly deposits to the judicial account until the case is ruled upon by the Supreme Court or the deposit is fully funded.

In case of success (i.e. the funds are capable of been released), Lakeland and Qualytextil will take the necessary actions to release the funds and Qualytextil must transfer this value to Lakeland into 72 hours up to the full amount owing on the Loan.

Attorneys success fee will be deducted before any disbursements to Lakeland or Qualytextil

Article VI
REPAYMENT OF THE LOAN

6.1         TOTAL PAYMENT

The total of R$ 7,634,012 (seven million and six hundred and thirty four thousand and twelve reais) after taking consideration the R$ 950,000 deduction pursuant to section 4.1.2, must be repaid to Lakeland in accordance with the following terms. No futher payments will be required once the Loan is paid in full with each payment being made hereunder reducing the Loan amount owing to Lakeland:

6.2         VAT tax credit

By paying the VAT tax claims into the Amnesty Qualytextil will get a total of R$ 3,395,947.00 (three million, three hundred and ninety five thousand and nine hundred, forty seven reais) as credits that can be used according it’s normal monthly sales volumes.

Qualytextil must pay monthly, to Lakeland, the equivalent amount due to the State of Bahia (had there been no credit or offset) regarding the monthly VAT tax up to the total amount above.

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Qualytextil must present to Lakeland, certified by the chief financial officer of Qualytextil, monthly, the calculation of the monthly values that should be paid to the State of Bahia (had there been no credit of offset), within 20 days of the following month.

Qualytextil must then pay to Lakeland the correspondent amount by no later then the month end following the month for which the sales were calculated.

Qualytextil will start the payments immediately after achieving the break even point for its operations, but no later than October 31st, 2016. Monthly cash flow statements, certified by the chief financial officer of Qualytextil, will be delivered to Lakeland within 20 days after the end of each month.

6.3         PIS/COFINS tax credit

R$ 4,238,065.00 (Four million and two hundred, thirty eight thousand and sixty five reais) related to the PIS/COFINS claim Nr. 2006.33.00.017223-0 is required to be paid by Qualytextil to Lakeland as follows:

a)	R$ 3.012.326,00 (three million and twelve thousand and three hundred twenty six reais), plus such additional monthly deposits as are made, on the judicial deposit on PIS/COFINS claim Nr. 2006.33.00.017223-0 will be paid by Qualytextil to Lakeland upon the success of the claim. Reference is made to sections 4.1.3(a) and 5.1 for additional provisions relating to this credit.

b)	R$ 1.225.739 (one million and two hundred, twenty five thousand and seven hundred thirty nive reais) that Qualytextil will get as credit of PIS/COFINS, in case of success of the claim, will be paid to Lakeland on a monthly basis in accordance with monthly sales volume. Qualytextil must pay monthly, to Lakeland, the equivalent amount due to the PIS/COFINS regarding the monthly tax (had there been no credit or offset) up to the total amount above.

Qualytextil must present to Lakeland, certified by the chief financial officer of Qualytextil, monthly, the calculation of the monthly values that should be paid of PIS/COFINS, within 20 days of the following month.

Qualytextil must pay to Lakeland the correspondent amount no later than the following month end, following the month for which the sales were calculated.

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6.4         Minimum Quaterly Payments

Commencing with the three month period ending October 31st 2016, to the extent that payments set forth in sections 6.2 and 6.3, for the three month periods ended October 31st, January 31st, April 30th and July 31st, do not add up to at least R$ 300,000, then Qualytextil shall pay to Lakeland an amount equal to R$ 300,000 less the amount paid pursuant to sections 6.2 and 6.3 in such quarter. The first such payment shall be due on October 31st, 2016 and then on each January 31st, April 30th, July 31st and October 31st thereafter.

Once the Loan amount is fully paid, no further payments shall be due in respect at the Loan pursuant to sections 6.1, 6.2, 6.3 and 6.4 and any collateral given hereunder and not utilized will be assigned back to Qualytextil.

Article VII
OTHER ITENS

7.1         DISTRIBUTION GARANTEE

On the execution of this Loan agreement the following condition included in section 2.4 of the Shares Transfer Agreement will become null and void and Lakeland will have no other obligations to guarantee the payment of Qualytextil from Lakeland China.

“For the period commencing on the Closing Date and ending three hundred and sixty five (365) days thereafter, Transferor shall also grant to Lakeland Brazil a written guarantee with respect to the payment for all purchases made by Lakeland Brazil from Transferor’s Affiliate in China, in the total amount of Sixty Four Thousand United States Dollars ($64,000.00). “

7.2         Continuing Business Incentives

Qualytextil and Lakeland agree that all Qualytextil’s need for additional funds to assure its regular operation during the first two (2) years after the Closing Date as shown in the Valuation Report and the parties own studies was provided according to the Shares Transfer Agreement up this date, and with this Loan to pay of the VAT tax debt, that is the principal debt of Qualytextil in Brazil, returns Qualytextil the ability to participate on bids and helps assure its maintenance for several years.

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7.3         Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a)      Lakeland and Qualytextil acknowledge that, due to the obligations assumed under the terms of this Agreement, Lakeland needs to extend it’s access to Qualytextil accounting books, as described and accordingly to the specified on the Shares Transfer Agreement for the necessary period till the complete payment of the Loan.

(b)      After payment of the VAT tax debt, Lakeland releases Qualytextil from the obligation to maintain Multiplica as a financial advisor for a period of at least two (2) years.

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7.4         Administration and Control of Qualytextil

(a)           By executing this, Lakeland and Qualytextil, consent and agree with the following changes on the Share Transfer Agreement:

JNemer can transfer or sell his ownership of at least fifty percent (50%) of Qualytextil’s shares, provided that the Loan is repaid in full. Lakeland will assign any remaining PIS/COFINS credits back over to Qualytextil when the Loan is paid in full.

Article VIII
MISCELLANEOUS PROVISIONS

8.1         Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transferor, to:	LAKELAND INDUSTRIES, INC.
Attn: Charles Roberson
202 Pride Lane
Decatur, Alabama 35603
United States of America

(b)	If to Transferee, to:	LAKE BRASIL INDÚSTRIA E COMÉRCIO DE ROUPAS E EQUIPAMENTOS DE PROTEÇÃO INDIVIDUAL LTDA.
Attn: Jack Antunes Nemer
Rua Luxemburgo, 260, Lotes 82/83 – Bloco O
Loteamento Granjas Rurais, Salvador – BA, 41230-130, Brasil

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8.2         Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it or him in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

8.3         Assignment; Binding Effect; Severability

This Agreement may not be assigned by any party hereto without the other party’s written consent. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

8.4         Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IN THE UNITED STATES OF AMERICA, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

8.5         Consent to Jurisdiction

(a)      Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement, shall be determined by arbitration administered by the Arbitration Place located in Toronto, Ontario, Canada, in accordance with the Rules of Arbitration of the International Chamber of Commerce rules with same rules established in section 9.6(a) of the Shares Purchase Agreement.

(b)      Nothing contained herein will be construed to exclude Lakeland, prior to the appointment of the Tribunal, from seeking provisional or emergency remedies from any court of competent jurisdiction and such application shall not be deemed inconsistent with, or a waiver of, this Agreement to arbitrate any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement.

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8.6         Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7         No Third Party Beneficiearies

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

8.8         Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in New York State, United States, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9         Jurisdiction

All parties hereto consent to the jurisdiction in which actions may be brought pursuant to the Agreement.

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

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/s/ Chris Ryan

LAKELAND INDUSTRIES, INC.

by Chris Ryan

Chief Executive Officer

/s/ Jack Antunes Nemer

LAKE BRASIL INDÚSTRIA E COMÉRCIO DE ROUPAS E EQUIPAMENTOS DE PROTEÇÃO INDIVIDUAL LTDA. (“QUALYTEXTIL”),

by Jack Antunes Nemer

Attorney

With respect to those provisions that constitute an amendment to the Shares Transfer Agreement, JNemer and Zap agree thereto:

/s/ Jack Antunes Nemer	/s/ Jack Antunes Nemer
Jack Antunes Nemer	ZAP COMERCIO DE BRINDES
CORPORATIVOS LTDA.
By Jack Antunes Nemer, CEO

WITNESSES:

1		2.
	Name:		Name:
	I.D.:		I.D.:
	C.P.F.:		C.P.F.:

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PROMISSORY NOTE

R$7,634,012

December 11th, 2015

FOR VALUE RECEIVED, Lake Brasil Indústria e Comércio de Roupas e Equipamentos de Proteção Individual LTDA, a limited liability company duly organized under the laws of Brazil, located at Rua Luxemburgo, 260, Lotes 82/83 – Bloco O, Loteamento Granjas Rurais, Salvador-BA, Brazil, 41230-130 (“Qualytextil”), hereby promises to pay to the order of Lakeland Industries, Inc., a Delaware corporation, located at 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, NY 11779 (“ Holder”), the principal sum of Seven Million, Six Hundred and Thirty-Four Thousand and Twelve Reals (R$7,634,012.00), according to the terms hereof.

This Promissory Note is being issued in connection with the Loan Agreement for VAT Payment, dated December 11th, 2015, between Holder and Qualytextil (the “Loan Agreement”) and is referenced in Section 4.1 of the Loan Agreement.

The principal balance of this Promissory Note shall become due and payable by Qualytextil to Holder in accordance with the terms set forth in the Loan Agreement, unless earlier pre-paid in full.

This Promissory Note shall be non-interest bearing, provided, however, any amount due and payable under this Promissory Note which is not paid when due (whether at maturity, by acceleration, Events of Default or otherwise) shall bear interest until paid in full at the rate of six percent (6%) per annum.

Prepayment of all or a portion of the principal of this Promissory Note shall be permitted without premium or penalty.

Any of the following events (“Events of Default”) shall constitute a default under the terms of this Note: (1) failure of Qualytextil to pay or perform any obligations hereunder; (2) a material breach of any of the agreements, covenants, warranties or representations made by Qualytextil and contained in the Loan Agreement, provided that written notice thereof is provided by Holder to Qualytextil and Qualytextil fails to cure any such breach within 5 business days; (3) Qualytextil not paying its obligations as they become due; or (4) dissolution, termination of existence, insolvency, appointment of a receiver or other custodian of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against, Qualytextil, provided, however that Qualytextil shall have ninety (90) days from the commencement thereof to dismiss any such bankruptcy or insolvency proceeding not commenced by Qualytextil. Upon the occurrence of an Event of Default, Holder may, by written notice to Qualytexil, declare this Promissory Note to be due and payable, whereupon this Promissory Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

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The failure of Holder to exercise any right or remedy granted to it hereunder on any one or more instances shall not constitute a waiver of any default by Holder, and all such rights and remedies shall remain continuously in force. No delay or omission in the exercise or enforcement by Holder of any rights or remedies shall be construed as a waiver of any right or remedy of Holder; and no exercise or enforcement of any such right or remedy shall be held to exhaust any other right or remedy of Holder.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a) If to Holder, to:	LAKELAND INDUSTRIES, INC.
Attn: Charles Roberson
202 Pride Lane
Decatur, Alabama 35603
United States of America

(b) If to Qualytextil, to:	LAKE BRASIL INDÚSTRIA E COMÉRCIO DE ROUPAS E EQUIPAMENTOS DE PROTEÇÃO INDIVIDUAL LTDA.
Attn: Jack Antunes Nemer
Rua Luxemburgo, 260, Lotes 82/83 – Bloco O
Loteamento Granjas Rurais, Salvador – BA, 41230-130, Brasil

The terms and provisions hereof shall inure to the benefit of, and be binding upon, the respective successors and assigns of Qualytextil and Holder. Qualytextil’s obligations under this Promissory Note may not be assigned without Holder’s prior written consent.

If any one or more of the provisions contained in this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Promissory Note and this Promissory Note shall be construed as of such invalid, illegal or unenforceable provision had never been contained herein.

This Promissory Note may not be changed orally, but only by an instrument in writing duly executed by the parties against which enforcement of any waiver, change, modification or discharge is sought.

This Promissory Note has been made in, and its validity, construction and performance shall be governed in all respects by the laws of, the State of New York.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed and delivered in New York on the date first written above.

LAKE BRASIL INDÚSTRIA E COMÉRCIO DE ROUPAS E EQUIPAMENTOS DE PROTEÇÃO INDIVIDUAL LTDA.

By:	/s/ Jack Antunes Nemer
Name: Jack Antunes Nemer
Title: CEO

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